                                                                   EXHIBIT 23.5

The Board of Directors
Gentle Dental Service Corporation:

  We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Registration Statement on Form SB-2 and the related Prospectus of Gentle Dental Service Corporation for the registration of 4,125,000 shares of common stock. Our report dated November 14, 1997, contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of Gentle Dental Service Corporation and GMS Dental Group, Inc. on November 4, 1997, which has been accounted for as a pooling of interests.

                                          KPMG Peat Marwick LLP

Orange County, California
January 8, 1998